Exhibit 23.1

Consent of Independent Auditor

We consent to the inclusion, in this Current Report on Form 8-K/A to the Registration Statement (No. 0-14938) of HG Holdings, Inc., of our report dated November 12, 2021, referenced in Item 9.01(a) relating to the financial statements of National Consumer Title Group, LLC (NCTG).

/s/ Thomas Howell Ferguson P.A.

Tampa, Florida

November 17, 2021